LIGHTING SCIENCE GROUP COMMERCIALIZES ITS
OPTIMIZED DIGITAL LIGHTING (ODL™) TECHNOLOGY THROUGH
ALLIANCE WITH AMTECH LIGHTING SERVICES, A SUBSIDIARY OF ABM INDUSTRIES

DALLAS, TX — September 08, 2005 — Lighting Science Group Corporation (OTCBB:LSGP) today announced that it entered into an alliance with Amtech Lighting Services, a subsidiary of ABM Industries Incorporated (NYSE:ABM), a multi-national facilities services leader, to install Lighting Science’s Optimized Digital Lighting (ODL™) Low Bay lights and fixtures in facilities that ABM services. The Low Bay product is designed for widespread, high volume use in parking garages, and other applications that require high efficiency, long lasting light.

Under the alliance, Amtech Lighting Services is marketing the ODL products to its customers under Lighting Science’s Shared Savings ProgramSM. As part of the Amtech Lighting Services/Lighting Science alliance, Amtech will undertake installation and maintenance of the ODL parking garage lights on behalf of its customers.

More specifically, Amtech Lighting Services is in the initial phase of introducing ODL products to some of its energy-conscious customers who operate 35,000 locations nationwide, and is beginning to test and install ODL fixtures at some of the 1,700 garages it leases or manages through Ampco System Parking, a subsidiary of ABM Industries.

“The importance of the ODL Low Bay fixture is that commercial, industrial and municipal customers who use significant amounts of energy in their parking garages and other types of facilities can now realize substantial energy, cost and maintenance savings at a time of spiking energy costs,” said Ron Lusk Chairman and CEO of Lighting Science Group Corporation. “It also is significant in that practical and reliable LED lighting solutions are now available to high-use business customers and municipalities.”

The Company’s first ODL product for high lighting use facilities is based on light emitting diodes that burn approximately 61 watts and replace incumbent technologies that burn 100-250 watts. In addition to the energy savings, the 50,000-hour life of the ODL fixture is 3 to 5 times longer than the incumbent lighting, and substantially eliminates the ongoing costs to maintain the bulbs and the ballasts. Additionally, the Company's solid state ODL lighting solutions are environmentally friendly and do not contain any of the harmful gases used by some types of conventional lighting that require high-cost specialized disposal procedures.

Lusk stated, “Our proprietary ODL technology breaks down the barriers - including high cost, aesthetic and quality-of-light issues - that have held back the mass usage and marketplace realization of the cost and energy savings benefits of environmentally friendly LED Lighting. This is timely given that energy demands and fuel costs are reaching record highs, and fuel supplies are tight. We are very optimistic about our alliance with Amtech Lighting Services given its vast base of clients that are high volume users of lighting.

According to Eric J. Lazear, president of Amtech Lighting Services, “Our alliance with Lighting Science Group was initiated as part of our ongoing process of identifying, testing and sourcing the highest quality products and newest cost-savings technologies for our clients. The ability to source the tested and proven state-of-the-art parking garage lighting product from Lighting Science helps us continue to meet or exceed our marketplace’s lighting needs and expectations. We expect this relationship to be very beneficial for us, our customers and Lighting Science.”

Robert H. Warshauer, Managing Director of Giuliani Capital Advisors, commented, “We are very pleased to be working with Lighting Science, and are enthusiastic about this alliance with Amtech Lighting Services and its parent company, ABM Industries, Inc. We look forward to facilitating the financing of the Shared Savings Program, and are excited about the potential of this new technology designed to benefit high volume lighting users who are environmentally conscious.” Giuliani Capital Advisors LLC is a partner in the Shared Savings Program joint venture with Lighting Science Group.

Through the Shared Savings Program joint venture, Lighting Science Group’s customers are able to avoid all upfront capital costs on both replacing their existing lighting fixtures and installing the new ODL fixtures, and furthermore benefit in the annual electricity and maintenance savings with the joint venture. Under the Shared Savings Program, initial upfront capital costs are expected to be covered by third party financing and customers will make payments to the joint venture based on a percentage of savings realized from utilizing ODL fixtures.

Mr. Lusk concluded, “In addition to the revenue potential stemming from this alliance with Amtech Lighting Services, we are pleased that Lighting Science has now successfully achieved critical milestones that should enable a variety of our ODL products to become practical alternatives to less efficient, higher cost lighting, particularly for high volume commercial and municipal users of light bulbs facing very high energy consumption and recurring maintenance obligations. These milestones include: development of the ODL technology; penetration of high volume commercial use segments; and the establishment of our Shared Savings Program for larger commercial customers, municipalities and airports. We look forward to reporting on our continued progress.”

About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells energy efficient lighting solutions based on Optimized Digital Lighting™ (ODL™) technology. The Company's patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED bulbs to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits.

About ABM Industries
ABM Industries Incorporated is among the largest facility services contractors listed on the New York Stock Exchange. With fiscal 2004 revenues in excess of $2.4 billion and more than 73,000 employees, ABM provides janitorial, parking, security, engineering and lighting services for thousands of commercial, industrial, institutional and retail facilities in hundreds of cities across the United States and British Columbia, Canada. The ABM Family of Services includes ABM Janitorial; Ampco System Parking; ABM Security Services, which includes American Commercial Security Services (ACSS) and Security Services of America (SSA); ABM Facility Services; ABM Engineering; and Amtech Lighting Services.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements.

Lighting Science," "Optimized Digital Lighting" and "ODL" are trademarks of Lighting Science Group Corporation.

Contacts:
Ron Lusk, Chairman & CEO
Lighting Science Group Corporation
214-382-3630
Investor Relations Counsel:
The Equity Group Inc.
Lauren Barbera
212-836-9610
LBarbera@equityny.com